Exhibit 107

Calculation of Filing Fee Tables

S-3

(Form Type)

Hologic, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Type	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to be Paid	Equity	Common Stock, par value $0.01 per share (1)	(2)	(1)	(1)	(1)	(2)	(2)

	Equity	Preferred Stock, par value $0.01 per share (1)	(2)	(1)	(1)	(1)	(2)	(2)

	Debt	Debt Securities (1)	(2)	(1)	(1)	(1)	(2)	(2)

	Other	Rights (1)	(2)	(1)	(1)	(1)	(2)	(2)

	Other	Warrants (1)	(2)	(1)	(1)	(1)	(2)	(2)

	Other	Purchase Contracts (1)	(2)	(1)	(1)	(1)	(2)	(2)

	Other	Units (1)	(2)	(1)	(1)	(1)	(2)	(2)

Fees Previously Paid	—	—	—	—	—	—		—

Carry Forward Securities

Carry Forward Securities	—	—	—	—		—			—	—	—	—

	Total Offering Amounts					—		—

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							—

(1)

An indeterminate aggregate initial offering price and number of the securities of each identified class is being registered as may from time to time be offered at indeterminate prices or issued from time to time upon conversion, exercise or exchange of securities registered hereby. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities.

(2)	In accordance with Rules 456(b) and 457(r) under the Securities Act, the registrant is deferring payment of all registration fees.